                      CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of BMC Industries, Inc. of our report dated February 16, 1996 included in the 1995 Annual Report to Stockholders of BMC industries, Inc.

Our auditors also included the financial statements schedule of BMC Industries, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-2613, No. 33-32389 and No. 33-60937) pertaining to the BMC Industries, Inc. 1984 Omnibus Stock Program and in the Registration Statement (Form S-8 No. 33-55089) pertaining to the BMC Industries, Inc. 1994 Stock Incentive Plan and the related Prospectuses of our report dated February 16, 1996 with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of BMC Industries, Inc.

Minneapolis, Minnesota
March 29, 1996